ALLIANT ENERGY CORPORATION                                                                                          Exhibit 12
RATIO OF EARNINGS TO FIXED CHARGES

                                                                                      Years Ended December 31,
                                                                      ---------------------------------------------------------
                                                                         2002       2001       2000       1999       1998
                                                                      ---------------------------------------------------------
                                                                                     (Dollars in thousands)
Income from continuing operations                                       $76,269   $126,245   $330,915   $154,334   $95,437
Income taxes                                                             36,108     50,767    226,180    109,337    71,537
                                                                      ---------------------------------------------------------
Income from continuing operations before income taxes                   112,377    177,012    557,095    263,671   166,974
                                                                      ---------------------------------------------------------

Interest expense                                                        186,538    185,604    168,149    131,608   123,769
Preferred dividend requirements of consolidated
 subsidiaries (pre-tax basis)                                             8,875      9,286     11,210     11,259    11,391
Estimated interest component of rent expense                             12,391     11,379     12,135     11,212     8,781
                                                                      ---------------------------------------------------------
Fixed charges as defined                                                207,804    206,269    191,494    154,079   143,941
                                                                      ---------------------------------------------------------

Adjustment for undistributed equity earnings                             (3,731)    (8,684)   (14,397)      (475)     (756)
Adjustment for preferred dividend requirements of consolidated
 subsidiaries (pre-tax basis)                                            (8,875)    (9,286)   (11,210)   (11,259)  (11,391)

                                                                      ---------------------------------------------------------
Earnings as defined                                                    $307,575   $365,311   $722,982   $406,016  $298,768
                                                                      =========================================================

Ratio of Earnings to Fixed Charges (Unaudited) *                           1.48       1.77       3.78       2.64      2.08

* The ratio of earnings to fixed charges calculation in the above table relates to Alliant Energy Corporation's continuing operations. Refer to Note 16 of Alliant Energy Corporation's "Notes to Consolidated Financial Statements" in Alliant Energy
Corporation's Form 10-K for the annual period ended December 31, 2002 for information related to Alliant Energy Corporation's discontinued operations.
